Exhibit 99.1

STANDARD AVB FINANCIAL CORP.  STOCKHOLDERS

APPROVE MERGER WITH DOLLAR MUTUAL BANCORP

MONROEVILLE, PA, January 19, 2021 — Standard AVB Financial Corp. (Nasdaq: STND) (“Standard”) announced today that its stockholders approved the previously announced merger of Standard with and into Dollar Mutual Bancorp (“Dollar”) at a special meeting of stockholders held today.  Subject to the receipt of all required regulatory approvals and the satisfaction of customary closing conditions, the parties expect to close the merger in the first half of 2021.

About Standard AVB Financial Corp.

Standard AVB Financial Corp., with total assets of $1.1 billion at September 30, 2020, is the parent company of Standard Bank, PaSB, a Pennsylvania chartered savings bank that operates 17 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank, founded in 1913, is a member of the FDIC and an Equal Housing Lender.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could” or “may”. Certain factors that could cause actual results to differ materially from expected results include the ability to obtain regulatory approvals and meet other closing conditions to the merger on the expected terms and schedule, delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Standard, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Standard and Dollar are engaged, changes in the securities markets and other risks and uncertainties. In addition, the COVID-19 pandemic is having an adverse impact on Standard and other financial institutions, their customers and the communities they serve. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on the business of Standard, Dollar and other financial institutions, The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened or remain reopened.

Further information about these and other relevant factors, risks and uncertainties may be found in Standard’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2019 and in subsequent filings with the Securities and Exchange Commission. Standard does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

For further information, contact:

Andrew W. Hasley, President and CEO, 412-781-0320